EXHIBIT 10.7
Compensation Arrangements with Remer Y. Brinson, III
     Neither Georgia-Carolina Bancshares, Inc. (“Company”), nor First Bank of Georgia (“Bank”), has a written employment agreement with Remer Y. Brinson, III, President and Chief Executive Officer of First Bank of Georgia. Mr. Brinson’s current (2007) annual salary is $225,000 and Mr. Brinson is eligible for an annual incentive award under the Bank’s Annual Incentive Plan, pursuant to which he received $28,769 in 2006. See Exhibit 10.8 of this Annual Report on Form 10-K for the year ended December 31, 2006 for a description of the Annual Incentive Plan. Mr. Brinson is eligible for stock option grants under the Company’s option plans as determined from time to time by the Board of Directors of the Company. In addition, Mr. Brinson participates in the Bank’s medical, dental, life and disability insurance plans and he may participate in the Company’s 401(k) plan. Mr. Brinson also receives the following perquisites: payment of private and civic club membership dues, provision of an automobile and an automobile allowance. The aggregate value of these perquisites in 2006 was less than $10,000.
     Mr. Brinson has entered into a Severance Protection Agreement with the Bank, which entitles him to certain payments following a change in control of the Company. The Severance Protection Agreement is filed with this Annual Report on Form 10-K for the year ended December 31, 2006 as Exhibit 10.6.